Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123742

PROSPECTUS SUPPLEMENT NO. 6
(To Prospectus dated June 17, 2005)

[TRPOS LOGO]

867,371 Shares

Tripos, Inc.

Common Stock

        This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated June 17, 2005 with respect to the resale of up to 867,371 shares of common stock by the selling stockholders named therein

         On January 10, 2006, the Company filed a Form 8-K regarding a press release announcing the culmination of the four-year file enrichment collaboration with Pfizer, Inc.  The Form 8-K is attached hereto.

         Neither the Securities and E exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 9, 2006.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 9, 2006

Date of Report (Date of earliest event reported)

Tripos, Inc.

 (Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events

            The following information is furnished pursuant to Item 8.01, Other Events.

            On January 9, 2006, Tripos, Inc. issued a press release announcing that it has retained the financial advisory firm Seven Hills Partners to explore various strategic alternatives to maximize shareholder value and enhance growth prospects for each of its core businesses: Tripos Discovery Informatics and Tripos Discovery Research.

            A copy of Tripos, Inc.'s press release is incorporated herein by reference and is furnished as Exhibit 99.1 to this report.

Item 9.01.       Financial Statements and Exhibits

Exhibits

99.1     Press release dated January 9, 2006, issued by Tripos, Inc.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

Date: January 10, 2006

INDEX TO EXHIBITS

Exhibit No.       Description

99.1                 Press release dated January 9, 2006, issued by Tripos, Inc.

Contacts:

Tripos, Inc.

Jim Rubin

Chief Financial Officer

(314) 647-8837

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@WaggenerEdstrom.com

For Release 7 a.m. EST

Jan. 9, 2006

Tripos Engages Advisor to Explore Strategic Alternatives

ST. LOUIS - Jan. 9, 2006 - Tripos, Inc. (Nasdaq: TRPS), a leading provider of drug discovery chemistry and informatics products and services, today announced that it has retained the financial advisory firm Seven Hills Partners to explore various strategic alternatives to maximize shareholder value and enhance growth prospects for each of its core businesses: Tripos Discovery Informatics and Tripos Discovery Research.

Tripos is considering a wide range of options, including mergers and acquisitions, becoming a private company, and separating its informatics and research businesses. There is, however, no guarantee that Tripos will pursue any of these alternatives. Tripos does not plan to make future comments on this process unless there are material developments.

"Following a recommendation by Tripos management, our board of directors approved a proposal to hire Seven Hills, with whom we have worked successfully in the past, to evaluate various strategic alternatives designed to grow the company," said Dr. John P. McAlister, president and CEO of Tripos. "Our objective is to identify an option that will allow us to provide continuing innovation and high-value offerings to our customers, a stimulating environment for our employees, and a solid investment for our shareholders."

About Tripos, Inc.

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Tripos (Nasdaq: TRPS) combines leading-edge technology and innovative science to deliver consistently superior chemistry-research products and services for the biotechnology, pharmaceutical and other life science industries. Within Tripos' Discovery Informatics (DI) business, the company provides software products and consulting services to develop, manage, analyze and share critical drug discovery information. Within Tripos' Discovery Research (DR) business, Tripos' medicinal chemists and research scientists partner directly with clients in their research initiatives, leveraging state-of-the-art information technologies and research facilities. Further information on Tripos can be found at http://www.tripos.com.

About Seven Hills

Seven Hills (www.sevenhills.com) is a leading provider of financial advisory and corporate finance services to emerging and mid-capitalization companies in the medical sciences, technology, and service industries.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries.

All other trademarks mentioned in this document are the property of their respective owners.

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